Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Provides Business Update and
Announces Dates for Earnings Release

DALLAS – January 27, 2009 – Trinity Industries, Inc. (NYSE:TRN) today reported that it delivered approximately 7,050 railcars in the fourth quarter of 2008. This represents an increase as compared to approximately 6,740 railcar deliveries in the fourth quarter of 2007. The Company received orders for approximately 1,180 railcars during the fourth quarter of 2008.

The Company has elected to indefinitely defer the investment of $800 million in approximately 10,000 railcars for multiple lessees in the ethanol industry that were scheduled for delivery to Trinity’s leasing company in 2010 and 2011. Following the removal of these railcars, TrinityRail’s order backlog at December 31, 2008 totaled approximately $720 million, representing approximately 8,260 railcars.

“For planning purposes we have removed certain railcars from TrinityRail’s order backlog due to the lack of stability in the economy, credit markets, the volatility in the ethanol industry, and changes in the financial condition of certain third-party lessees,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “This is a long-range planning decision and the removal of the 2010 and 2011 railcars from the backlog does not impact our current production plans for 2009.”

TrinityRail’s order backlog now includes approximately 7,010 railcars scheduled for delivery in 2009 and approximately 1,250 railcars scheduled for delivery in 2010. Railcars for use in the ethanol industry comprise approximately 1,740 of the railcars in the updated order backlog.

As a result of the declining demand for railcars, the Company has idled, or is in the process of idling, four railcar manufacturing facilities. These facilities are located in Missouri, Oklahoma, and Texas. Further reductions in workforce have taken place at other plants in Georgia, Texas, and Mexico. The Company has also reduced its workforce in the corporate headquarters. Further reductions will be made if production declines. At this time, Trinity expects to deliver 6,000 to 7,000 railcars in the first half of 2009.

The Company has also idled a wind tower facility in Oklahoma, consolidating capacity. At this time, the Company does not plan to convert any railcar facilities to wind tower operations.

“These are very difficult times for the North American railcar manufacturing industry and the global economy as a whole,” said Wallace. “We have significantly reduced our railcar manufacturing capacity in the last few months and will continue to monitor demand very closely. We have seasoned management with deep experience in working through various cycles in the economy and remain prepared to adjust with the cyclical nature of our businesses. We expect to reduce railcar manufacturing capacity further if demand does not recover in the near-term. It is not a pleasant experience to reduce our workforce and we are sensitive to the timing of these necessary actions.”

Trinity will report its quarterly financial results for the three and twelve months ended December 31, 2008 after the financial markets close on February 18, 2009. The Company will conduct a conference call at 11:00 a.m. Eastern on February 19, 2009 to discuss its fourth quarter results. To listen to the call, please visit the Investor Relations section of the Company’s website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0121 until 11:59 p.m. Eastern on February 26, 2009.

At this time, the Company expects its first quarter 2009 earnings from continuing operations to range from $0.25 to $0.35 per common diluted share.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

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